EX-23
             CONSENT OF JAMES E. SLAYTON, CPA


James E. Slayton, CPA
3867 WEST MARKET STREET
SUITE 208
AKRON, OHIO 44333




                                 August 25, 2000

TO WHOM IT MAY CONCERN:

     The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of December 31, 1999, on the Financial Statements of Rent USA, Inc., from July 27, 1998 to December 31, 1998 and through December 31, 1999, in any filings that are necessary now or in the future to be filed with the U. S. Securities and Exchange Commission.


PROFESSIONALLY,

/S/ James E. Slayton, CPA
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